Exhibit 10.29

RACKABLE SYSTEMS, INC.

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”), dated November 16, 2005 (the “Effective Date”), is executed by and between Rackable Systems, Inc., a Delaware corporation (the “Company”), and Nikolai Gallo (the “Employee”). The Company and the Employee are each individually referred to in this Amendment as a “Party” and are collectively referred to in this Amendment as the “Parties.” In this Amendment, all capitalized terms that are otherwise undefined will have the respective meanings specified for such terms as set forth in the Employment Agreement (as defined below).

RECITALS

A. Employee and the Company are parties to an Employment Agreement, dated December 23, 2002 (the “Employment Agreement”). The Employment Agreement outlines the general terms of employment for the Employee.

B. Pursuant to this Amendment and effective immediately upon the Parties’ mutual execution and delivery of this Amendment, the Parties desire to amend the Employment Agreement as follows.

AGREEMENT

In consideration of the mutual promises and covenants set forth in this Amendment, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1. Amendment to Employment Agreements. The Parties agree that upon the Effective Date of this Amendment, the Employment Agreement will be amended as follows:

1.1 Recitals. Throughout the Employment Agreement, Nikolai Gallo shall be defined and referred to as “Employee” rather than “Executive.”

1.2 Position and Duties. Section 2(a) and (b) shall be deleted and replaced with the following:

“(a) During the Employment Period, Employee shall serve as Manager, Commodity Procurement.

(b) Employee shall report to the Director of Procurement or such other designee as determined by the Company’s Executive Vice President of Operations. Employee shall devote his best efforts and his full business time, business judgment, skill, knowledge and attention to advancing the business and affairs of the Company and its Affiliates as the Board, the Company’s Executive Vice President of Operations or its or his designee may from time to time direct and to the discharge of his duties and responsibilities hereunder, with the understanding that Employee will also devote a certain amount of time and attention to personal investment activities, non-profit and/or charitable organizations (but excluding employment with any business other than the Company) so long as such activities do not interfere with Employee’s performance of his duties hereunder.”

1.3 Base Salary. The last sentence of Section 3(a) shall be deleted and replaced with the following: “Effective as of January 1, 2006, the Base Salary shall be $175,000 per year. The Base Salary and the Bonus Payment (as defined below) shall be reviewed for increase in accordance with the Company’s annual compensation review process.”

1.4 Bonus Payment. The following shall be added to the end of Section 3: “(d) Effective as of January 1, 2006, Employee will be eligible to receive an annual bonus (the “Bonus”) of up to $75,000, based upon criteria determined by the Board (or the Compensation Committee). Initially, the criteria shall be deemed to be achieved in the event the Company meets targets for revenues, gross margin, earnings per share (on a normalized basis) and quarterly backlog. Such targets shall be as specified in the operating plan provided each fiscal year by the Company’s management to the Board (the “Targets”). Such Bonus shall be determined by multiplying the percentage of the Targets achieved at the end of each quarter by the Bonus amount (the “Bonus Payment”). Notwithstanding the foregoing to the contrary, such percentage shall be equal to the percentage used by the Board in determining the bonus payment to be made to Company’s Chief Executive Officer. The Bonus Payment, if any, may be payable quarterly or as determined by the Board. At the Board’s discretion, the Company may elect to make bonus payments to Employee in addition to the Bonus.”

1.5 Severance. The first sentence of Section 4(b) shall be deleted and replaced with the following: “If the Employment Period is terminated by the Company without Cause or by Employee for Good Reason, the Company shall provide, and the Employee shall be entitled to receive the following enumerated benefits: (i) lump sum equal to six (6) months of his Base Salary; provided, however, that if the Employment Period is terminated by the Company without Cause or by Executive for Good Reason prior to May 15, 2006, then such lump sum shall be equal to three (3) months of his Base Salary; and (ii) payment of COBRA premiums for the Employee and his covered dependents for a period of six (6) months after the end of the Employment Period (collectively, the “Severance Benefits”).”

2. Amendment to Company Policy Regarding Stock Trading by Officers, Directors and Employees. In the event the Company or its Board of Directors amends the Company’s Policy Regarding Stock Trading by Officers, Directors and Employees (the “Policy”) prior to December 31, 2006, the Company will provide a copy of the amended Policy to Employee at least two (2) business days prior to the effective date of the amended Policy.

3. Agreements. Except as expressly amended by this Amendment, the Employment Agreement will continue in full force and effect. If any inconsistency, ambiguity, or conflict exists between this Amendment and the Employment Agreement, then the terms and conditions of this Amendment will govern and control such inconsistency, ambiguity, or conflict.

4. Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

5. Amendments, Waivers, and Termination. As of any particular time, any term of this Amendment may be amended, the observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively), or this Amendment may be terminated, in each case only with the written consent of the Company and the Employee. Any amendment, waiver, or termination executed in accordance with this Section 4 will be binding upon the Employee, the Company, the Company’s successors-in-interest, and any person claiming for or on behalf of the Employee or the Company.

6. Effectiveness. This Amendment is effective upon the execution and delivery of this Amendment by the Company and the Employee.

* * * * *

The Parties have executed this First Amendment to the Employment Agreement as of the Effective Date.

THE COMPANY:

RACKABLE SYSTEMS, INC.

By:	/S/ TODD FORD

Name:	Todd Ford

Its:	Executive Vice President and Chief Financial Officer

THE EMPLOYEE:

/S/ NIKOLAI GALLO
Nikolai Gallo